EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of PSEG Power LLC and its subsidiaries (the "Company") on Form S-3 of our report dated February 7, 2003, appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 2002, and to the reference to us under the heading "Experts" in both Prospectuses, which are part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP
Parsippany, NJ

May 30, 2003